Debt to Equity Agreement 9/30/2011

CONVERSION OF DEBT TO EQUITY AGREEMENT

This Conversion of Debt to Equity Agreement dated 30th Sep, 2011

—

("Agreement") is by and between :

Party 1: Value Suisse International Investments Inc., a Delaware corporation

And

Party 2: Mohammed AbuTaha, CEO of Value Suisse International Investments Inc.

WITNESSETH:

WHEREAS, Mohammed AbuTaha, has loaned money to Value Suisse Inc from time to time.

WHEREAS, Value Suisse Inc, has an aggregate of $ 19,476 of indebtedness that it owes to Mohammed AbuTaha (the "Debt"), as a result of such loans;

WHEREAS, Value Suisse Inc desires to satisfy the Debt by issuing shares of its common stock, $.001 par value per share ("Common Stock") to Mohammed Abutaha.

WHEREAS Mohammed AbuTaha desires to receive Value Suisse International Investments Inc Common Stock in exchange for, and in full satisfaction of, the Debt; and

WHEREAS, Value Suisse, and Mohammed AbuTaha desire to set forth in writing the terms and conditions of their agreement and understanding concerning satisfaction of the Debt;

Debt to Equity Agreement 9/30/2011

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, the parties hereto agree as follows:

1. Conversion of Debt to Equity.

Value Suisse International Investments Inc hereby agrees to issue 38,952 shares of its Common Stock in one or more certificates to Mohammed AbuTaha as consideration and full satisfaction of the debt of $ 19,476 owed to Mohammed AbuTaha, the adequacy of which Mohammed AbuTaha hereby acknowledges and accepts.

2. Necessary Approvals

Value Suisse Inc shall take whatever actions are required under the laws of its place of its incorporation to cause the approval of this agreement.

3. Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Value Suisse Inc, to:

1000 N. West St., Suite 1200

Wilmington, DE 19801

If to Mohammed AbuTaha

Blegistrasse 9

6340 Baar

Zurich, Switzerland

4. Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

Debt to Equity Agreement 9/30/2011

5. Sale of Shares – Securities Act of 1933

5.1 Mohammed AbuTaha agrees he will not offer or sell all or any part of the undersigned's Investment Securities until and unless the Investment Securities are registered under the Securities Act of 1933, as amended and under applicable state laws or unless the undersigned has delivered to the Company an opinion of counsel satisfactory to it that such registration is not required.

5.2 THE OFFERING OF THESE SECURITIES IS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. AS SUCH THE UNDERSIGNED MUST BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD OF TIME BECAUSE THE SECURITIES CANNOT BE SOLD UNLESS THEY ARE SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. RESTRICTIONS WILL BE PLACED ON THE TRANSFERABILITY OF THE SECURITIES.

5.3 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE STATE OR JURISDICTION OF THE UNDERSIGNED'S RESIDENCE NOR HAS THE STATE OR JURISDICTION OF THE UNDERSIGNED'S RESIDENCE PASSED UPON THE ACCURACY OR ADEQUACY OF ANY INFORMATIONAL MATERIALS.

5.4 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF ANY INFORMATIONAL MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

6. Registration Rights.

Mr. Mohammed AbuTaha, shall have the right to have the Investment Securities included in the first registration statement effected by the Company for any of its stock or other securities under the Securities Act of 1933, as amended, (other than a registration statement relating solely to the sale of securities to participants in a Company stock plan, a Form S-4 registration statement, or a registration on any other form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Investment Securities). It is known that Holders who wish their Investment Securities included in such registration statement shall comply with reasonable conditions imposed by the Company, including the furnishing of certain information required to be included in the registration statement. The expenses of the registration statement will be borne by the Company except for expenses (such as the advice of an attorney, accountant or financial advisor) incurred by the holder individually.

Debt to Equity Agreement 9/30/2011

7. Claim of damages and Arbitration

The parties shall restrict themselves to claims for compensatory damages. No claims shall be made by any party for lost profits, punitive or similar damages. The parties agree that any award or decision by the American Arbitration Association shall be final and non-appealable except as to errors of law. Any appeal from an award of the arbitrator shall be taken to the appropriate court having jurisdiction over the status of the arbitration. No bond shall be required of any party on appeal, and no enforcement of the award shall be granted until a determination of the appeal is final or until time to take an appeal has expired. Each party shall pay their own attorneys fees and costs of the arbitration and any appeal.

The parties hereby agree that any and all claims arising out of this agreement (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future, will be resolved by arbitration before the American Arbitration Association.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Party 1:	Party 2:

Value Suisse International investments Inc	Mohammed A. AbuTaha

Name: Shira C. Pileggi

Sig. /s/ Shira C. Pileggi	/s/ Mohammed A. AbuTaha